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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Summary Historical Financial Data", "Selected Historical Financial Data" and "Experts" and to the use of our reports dated March 30, 2004, in Amendment No 1. to the Registration Statement (Form F-4 No. 333-115041) and related Prospectus of United Biscuits Finance plc and Regentrealm Limited for the registration of £45,000,000 of 10 3/4% Senior Subordinated Notes due 2011 and €32,785,000 10 3/4% Senior Subordinated Notes due 2011 of United Biscuits Finance plc and the related Guarantees thereof of Regentrealm Limited.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
London, England May 12, 2004

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CONSENT OF INDEPENDENT AUDITORS